UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

AVENUE FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 8, 2016

Dear Valued Avenue Client,

On January 28th, Avenue announced our intent to merge with Pinnacle Financial Partners. We expect to complete the financial transaction within the next month. Later this year and after completing the merger, we will convert our operating systems and brand to Pinnacle.

You may have questions about how the transition will affect you. Throughout this process our guiding principle will be to minimize the impact on you and to communicate any changes well in advance. Here’s what we know right now. When the change to Pinnacle is complete:

•	We will continue to waive the ATM fees that other banks charge. Pinnacle already does this and will continue to do so for Avenue clients.

•	Avenue’s Cummins Station and Green Hills offices will remain open. However, Avenue’s Cool Springs and West End offices will be consolidated into Pinnacle offices that are less than a mile away. In total, the combined company will have 45 offices across the state with 30 offices in Middle Tennessee.

•	Avenue associates will continue to be involved in managing client relationships in the combined company.

The question we hear most often is, “Why did Avenue decide to merge with Pinnacle?” Ultimately our goal was to be “Nashville’s bank.” This merger means that, together with Pinnacle, we can do just that. We can take our creativity and passion for client service and spread it even further.

Once we are a combined company, you should expect the same outstanding service and commitment to Nashville that you’ve come to expect from us. We will continue our tradition of offering sophisticated services with a personal touch. Avenue’s leadership will continue in new roles within the combined company, and we are excited about the new opportunities this will bring to our community.

Please let us know if you have any questions or concerns.

Sincerely,

Ron Samuels

Chairman & CEO, Avenue Bank

Additional Information and Where to Find It

In connection with Avenue’s previously announced proposed merger with Pinnacle Financial Partners, Inc. (“Pinnacle”) (the “Merger”), Pinnacle has filed a registration statement on Form S-4 with the SEC to register the shares of Pinnacle’s common stock that will be issued to Avenue’s shareholders in connection with the Merger. The registration statement includes a proxy statement/prospectus (that has been delivered to Avenue’s shareholders in connection with their required approval of the Merger) and other relevant materials in connection with the Merger.

INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT AVENUE, PINNACLE AND THE MERGER.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Avenue Financial Holdings, Inc., 111 10th Avenue South, Suite 400, Nashville, TN 37203, Attention: Investor Relations (615) 252-2265 or Pinnacle Financial Partners Inc., 150 3rd Avenue South, Suite 980, Nashville, TN 37201, Attention: Investor Relations (615) 744-3742.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Avenue and Pinnacle, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Avenue in respect of the Merger. Certain information about the directors and executive officers of Avenue is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 29, 2016. Certain information about the directors and executive officers of Pinnacle is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016 and its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on March 10, 2016, its Current Report on Form 8-K, which was filed with the SEC on April 1, 2016 and its Current Report on Form 8-K, which was filed with the SEC on April 19, 2016. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is included in the proxy statement/prospectus and other relevant documents filed with the SEC.